Amendment
to
Fund Accounting Agreement

This Amendment (the “Amendment”), dated as of April 17, 2018, amends and revises the Fund Accounting Agreement, dated November 20, 2006, (the “Agreement”) between CM Advisors Family of Funds (f/n/a CM Advisers Family of Funds), a Delaware business trust (“Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus” and collectively with the Trust, the “Parties”)

WHEREAS, the Parties entered into the Agreement; and

WHEREAS, the Parties desire to amend and revise the Agreement to update and revise certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       Section l(d)(ii)(B) of the Agreement is deleted and replaced with the following:

(B) the Trust's reports with the SEC on Form N-CEN, Form N-Q and Form N-PORT, as applicable;

2.       Schedule A to the Agreement is deleted and replaced with the Amended Schedule A attached hereto.

3.       Schedule B to the Agreement is deleted and replaced with the Amended Schedule A attached hereto.

4.       Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date first above written.

	CM Advisors Family of Funds		Ultimus Fund Solutions, LLC

By:		By:
Name:	Arnold Van Den Berg	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director

AMENDED SCHEDULE A

TO THE
FUND ACCOUNTING AGREEMENT
BETWEEN
CM ADVISORS FAMILY OF FUNDS
AND
ULTIMUS FUND SOLUTIONS, LLC

FUND PORTFOLIO

CM Advisors Small Cap Value Fund
CM Advisors Fixed Income Fund

SCHEDULE B

TO THE
FUND ACCOUNTING AGREEMENT
BETWEEN
CM ADVISORS FAMILY OF FUNDS
AND
ULTIMUS FUND SOLUTIONS, LLC

FEES AND EXPENSES

FEES:

The Trust will pay Ultimus on the first business day after the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Portfolio as follows:

Base fee per Portfolio per year as follows:

	Number of Share Classes
	One	Two	Three
CM Advisors Fixed Income Fund	$24,000	$30,000	$36,000
CM Advisors Small Cap Value Fund	$24,000	$30,000	$36,000

Plus an asset based fee of:

Average Daily Net Assets	Asset Based Fee
$0 to $500 million	0.010%
In excess of $500 million	0.005%

PERFORMANCE REPORTING:

For Performance Reporting (including After-Tax Performance Reporting), Ultimus charges each share class a fee of $200 per month.

OUT-OF-POCKET EXPENSES:

The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 4 of the Agreement.